Exhibit 10.11

RESEARCH COLLABORATION AGREEMENT

This Research Collaboration Agreement (the “Agreement”) is effective as of 19th December, 2005 (the “Effective Date”) by and between Endorecherche Inc., a Canadian company, having its head office and principal place of business at 2989, de la Promenade Street, Sainte-Foy, Quebec, G1W 2J5, Canada (“Company”) and Bayside Health (ABN 27 318 956 319,(through The Alfred Hospital, Commercial Road, Melbourne, Vic, 3004, Australia (“Hospital”) and Monash University (ABN 12 377 614 012), through its Department of Medicine, Alfred Hospital, Medical School Building, Prahan, Vic, 3181, Australia (“University”). Hospital and University are hereinafter collectively referred to as “Institution”.

WHEREAS, Company owns or otherwise controls the Materials and the Patent Rights (as defined in Section 1 below);

WHEREAS, Institution wishes to conduct the research project more fully described in Schedule 1 annexed hereto and to form an integral part hereof (the “Project”) and under which University personnel engaged on the Project who have a Hospital appointment will be undertaking the Project in their Hospital capacity; and

WHEREAS, Institution desires to obtain samples of the Materials in order to use such samples for the sole purpose of conducting the Project;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

1.1 Definitions. Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

(a)	“Affiliates” means, with respect to a Person, any Person that controls, is controlled by or is under common control with such first Person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or other ownership interest of such Person;

(b)	“Confidential Information” means any and all information, whether patentable or not, disclosed orally, in writing or in any other form by or on behalf of Company to University relating to the Materials and the Patent Rights, including, without limitation, proprietary, scientific, technical, trade secret, know-how, data, clinical data, financial or business information and any information relating to regulatory documentation, clinical studies and tests performed on the Materials by or on behalf of Company which has already been provided or disclosed to institution or which will be provided or disclosed to Institution (whether or not purposely) under this Agreement;

(c)	“DHEA” means the prehormone known as dehydroepiandrosterone;

(d)	“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement;

(e)	“Earned Royalty” means the following percentages of Net Sales of the Products for use in the Field, calculated in accordance with Section 5.4 hereof;

(f)	“Field” means exclusively the therapeutic and/or prophylactic use of Products containing DHEA for the treatment of sexual dysfunctions in humans;

(g)	“Loss” means any and all liabilities, claims, demands, causes of action, damages, loss and expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements;

(h)	“Materials” means those materials listed in Schedule 2 hereto, in the aggregate quantities specified in Schedule 2;

(i)	“Net Sales” means the gross amounts received from sales of the Products by Company, its Affiliates, licensees or sublicensees to third party customers after deduction of [***]

(j)	“Parties” means Institution and Company and “Party” means either Institution or Company;

(k)	“Patent Rights” means any and all patent rights owned by Company and/or licensed to Company, including all patent applications and/or patent pending, which claim the use of DHEA, either alone or in combination, for all protected applications or uses;

(l)	“Person” means an individual, corporation, company, cooperative, sole proprietorship, partnership, limited partnership, limited liability partnership, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or any similar entity or organization, including a government or political subdivision, department or agency of a government;

(m)	“Products” means DHEA or any pharmaceutical composition which contains DHEA as an active ingredient for the treatment of sexual dysfunctions in humans;

(n)	“Project” shall have the meaning set forth in the preamble;

(o)	“Regulatory Approval” shall mean any and all approvals (including NDA approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity necessary for the manufacture, use, storage, import, export, transport, promotion, marketing or sale of a pharmaceutical product for use in humans in any country (including without limitation, any pricing or pricing reimbursement approvals);

(p)	“Research” means those tests, studies and other activities that will be carried out by Institution for the sole purpose of the Project;

(q)	“Researchers” means Professor Susan R. Davis who will act as principal investigator and all other members of her team who are engaged in carrying out the Research; and

[***]	Represents information redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.

(r)	“Results” means any and all data, reports, tests results, laboratory notes, tangible materials (excluding Materials), techniques, know-how, copyrights, discoveries, trade secrets, inventions (whether patentable or not), trademarks, technologies and other information, recorded in any form, that are generated, obtained, developed, created, conceived or reduced to practice as a result of or in connection with the Research or the use of the Materials by or on behalf of Institution (whether solely or jointly with others), provided, however, that “Results” shall exclude any of the foregoing that is exclusively referable to research methods and technologies owned or controlled by Institution prior to the Effective Date;

(s)	“Valid claim” means any claim contained in any pending patent application or issued patent included within the Patent Rights or the Results which has not been abandoned or declared invalid in a non-appealable order and which would be infringed by the manufacture or sale of Products of use in the Field in the absence of ownership of such patent rights or of a valid license for the use of same.

2. TRANSFER OF MATERIALS

2.1 Transfer of Materials. Company agrees, under the terms set forth herein, to provide Hospital with the Materials solely to allow Institution to carry out the Research in compliance with Section 3.7 hereof.

2.2 Shipment. Company will be responsible for the delivery of the Materials to Hospital at the cost of Company (including freight and insurance).

2.3 DISCLAIMER AND WARRANTY. THE COMPANY WARRANTS THAT ALL MATERIALS PROVIDED BY COMPANY WILL BE FREE OF DEFECTS AND OF MERCHANTABLE QUALITY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, COMPANY HEREBY DISCLAIMS AND EXCLUDES ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, CONDITIONS OR OTHER TERMS, WHETHER WRITTEN OR ORAL, EXPRESSED OR IMPLIED, WITH RESPECT TO THE MATERIALS, INCLUDING ANY REPRESENTATION OR WARRANTY OF PERFORMANCE OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

2.4 NO LIABILITY. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, COMPANY SHALL NOT BE LIABLE TO INSTITUTION, OR ANY OF ITS EMPLOYEES OR AGENTS, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, WITH REGARD TO THE PROVISION OF MATERIALS TO INSTITUTION, EXCEPT TO THE EXTENT OF ANY LOSS ARISING FROM A BREACH OF THE WARRANTY IN SECTION 2.3

3. CONDITIONS OF TRANSFER

3.1 Permitted Use of Materials. The Materials supplied to Hospital pursuant to this Agreement (a) shall be used by Institution only for the Research and shall at all times remain solely under the control of Institution; (b) shall not be used by or delivered by Institution to or for the benefit of any third Party without the prior written consent of Company; (c) shall not be used by Institution for the sole purpose of the Research unless all required ethical approvals have been obtained; and (d) shall not be used by Institution in any product for commercial use or distribution or for any other purpose.

3.2 Not Used.

3.3 No Sale or Transfer. Institution hereby agrees that this Agreement does not grant to Institution any property, license, title, interest or other rights in the Confidential Information or the Patent Rights and that the use of the Materials and/or of the Confidential Information and/or the Patent Rights authorized pursuant to this Agreement in no way obliges Company to grant any such rights to Institution.

3.4 Experimental Nature. Institution acknowledges (and shall inform the Researchers) that not all of the characteristics of the Materials may be known. Institution shall use, and shall cause its Researchers to use, the Materials with prudence and appropriate caution in any experimental work.

3.5 Compliance with Law. Institution shall use, and shall cause its Researchers to use, the Materials in compliance with all applicable laws, rules, regulations, guidelines and requirements. In accordance with the requirements of any applicable national or foreign law governing the shipment of drugs, Institution hereby certifies that (a) it is regularly engaged in conducting tests on human beings, and (b) the Materials received pursuant to this Agreement shall actually be used only for tests in connection with the Research.

3.6 Study Protocols. Institution shall be responsible (at its own expense) for the design of all preclinical and clinical studies involving Materials to be undertaken in connection with the Project. Institution shall provide Company with advance copies of all protocols for proposed studies involving Materials in order to provide Company a reasonable opportunity to review and comment on the protocol and study design which must be found acceptable by Company. Company shall provide any comments to the protocol within thirty (30) days of receipt and Institution shall consider in good faith any comments made by Company with respect to the protocols and/or study design which must be found acceptable by Company. In addition, Company shall have the right to operate clinical monitoring of the study through its own personnel and at its own expenses, while the Research program is being conducted. Moreover, Institution shall submit to Company, for approval, all case record forms and formularies before starting the study.

3.7 Good Clinical Practice (GCP) Rules. The Research shall be conducted in accordance with all Good Clinical Practice Rules including clinical monitoring, in order to allow Company to seek any and all Regulatory Approvals using the Results.

4. DISCLOSURES AND REPORTS

4.1 Disclosure and Reports. Institution shall promptly keep Company informed of all uses that Institution makes of the Materials. Within 90 days of the completion of the Research or any termination of this Agreement, Institution shall submit a final written report to Company which report shall include a description of the study design followed as agreed previously with Company and the Results obtained accompanied with an executive summary of the Results. In addition, Institution shall also destroy all unused Materials and supply Company with a duly sworn declaration certifying that all such unused Materials have been property destroyed.

5. OWNERSHIPS OF MATERIALS, PATENT RIGHTS, CONFIDENTIAL INFORMATION AND RESULTS AND PAYMENTS

5.1 Ownership of Patent Rights and Confidential Information. Company shall own and retain all right, title and interest in and to the Patent Rights and the Confidential Information. Accordingly, Institution hereby agrees not to claim any right, title or ownership in the Patent Rights or the Confidential Information, and that rights, titles and ownership in the Patent Rights and the Confidential Information is and shall remain the property of Company.

5.2 Ownership and License of Results. University shall own and retain all right, title and interest in and to the Result. University agrees to promptly disclose to Company the Results. University hereby grants to Company an irrevocable, royalty-free, worldwide exclusive license to use, reproduce, publish and exploit the Results. Company must not publish or exploit the Result using the name of University or Hospital or any of their personnel, without the prior written consent of University or Hospital (which consent will not be unreasonably withheld). Company acknowledges that any right to receive, disclose or use Results does not include confidential patient information or any other information that cannot be disclosed under relevant privacy laws.

5.3 Company bears own risk in using Results. Company assumes sole responsibility and risk in interpreting, using and exploiting the Results (including any findings, outcomes and recommendations therein) and shall indemnify Institution and its officers and employees against any actions, proceedings, suits, claims and demands made against them arising from such interpretation, use or exploitation by Company or any third party deriving the Results directly or indirectly from Company.

5.4 “Royalties”. In consideration for the grants of rights to Company contained in this Agreement, and subject to the other terms of this Agreement, Company agrees to pay to University Earned Royalty established as follows:

5.4.1.	[***] percent ([***] %) of the Net Sales by Company and/or its Affiliates of a Product for use in the Field in any country for which there exists a Valid claim and in which country the Results are used to support Regulatory Approval to sell the drug for the sexual dysfunction indication and no additional data (being data related to other research – not data that is known by the Company or in the public domain) is required by the relevant regulatory authority to support such Regulatory Approval; and [***] percent ([***]%) if the relevant regulatory authority does require such additional data to support such Regulatory Approval; and

5.4.2.	[***] percent ([***]%) of the Net Sales by Company and/or its Affiliates for a period of [***] years from the data of the first commercial sale by Company and/or its Affiliates in any country of a Product for use in the Field for which there is no Valid claim or a Valid claim no longer exists and in which country the Results are used to support Regulatory Approval to sell the drug for the sexual dysfunction indication and no additional data (being data related to other research – not data that is known by the Company or in the public domain) is required by the relevant regulatory authority to support such Regulatory Approval; and [***] percent ([***]%) if the relevant regulatory authority does require such additional data to support such Regulatory Approval; and

5.4.3.	An amount equal to those stated in Subsections 5.4.1 and 5.4.2 hereof derived form all royalty payments received by Company from its licensee(s) in connection with the Net Sales by such licensee(s) of a Product in any country for use in the Field subject to the same conditions as apply in Subsections 5.4.1 and 5.4.2.

All Earned Royalty owing by Company to University shall be payable [***] of each calendar year.

[***]	Represents information redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.

Company must not, and must ensure that its licensees do not, do anything to artificially reduce the amount of royalty payments that are payable to University under this Agreement. This includes, but is not limited to, providing Products at below reasonable prices to Persons associated with Company, Affiliates or licensees. If any such artificial reduction does occur, the relevant transactions shall be taken to have been made at full market price for the calculation of royalties under this Agreement.

Company shall provide to University a true statement of each payment payable to University under this Section 5.4 at the time that it makes its payment remittance. Where no payments are payable for any six monthly period, Company must provide a statement to University to that effect. Company must make available to University for inspection at reasonably times and upon reasonable notice, such books, records and other documents as are relevant in ascertaining royalty payments under this Agreement and allow University to take copies.

5.5 Commercialization of the Results. Company shall use reasonable commercial efforts in a manner consistent with the objectives of the Project to commercialize the Results for the sale of Products in the Field in such countries in the world where, in Company’s opinion and entire discretion, it is commercially viable to do so. Company shall not represent that Institution or any Institution staff in any way endorse, support or approve of, any products, services, intellectual property or business of Company unless institution has given its express written consent to such representation.

5.6 Regulatory Approvals. Institution hereby also agrees to cooperate fully with Company, at the Company’s request and expenses, for the obtaining by Company and/or its licensee(s) and/or its assignee(s) of all Regulatory Approvals, including, but not limited to, the preparation, filing and presentation of all studies necessary to support an NDA in the United States of America (i.e. completion of appropriately powered Phase II clinical trials meeting the established endpoints for safety and efficacy of the Materials, as set forth in the protocol for such study) and its equivalent in Australia and in other jurisdictions. For greater certainty, University agrees to allow the U.S. FDA and its Australian and foreign counterparts to conduct audits of the Research and to support same with all required information.

5.7 Project Funds. Company will pay University by way of grant, within 30 days of the signing of this Agreement, the amount of one hundred and twenty-five thousand Canadian Dollars (CAD $125,000) to assist in funding the infrastructure of the Project. University undertakes that it will only use such funds for those purposes of the Project.

6. CONFIDENTIALITY AND NON-DISCLOSURE

6.1 Confidentiality Obligations. Institution shall, subject to the provisions set forth in Section 3.1 hereof, (a) only use the Confidential Information for the purpose of carrying out the Research and (b) keep confidential and or publish, make available or otherwise disclose Confidential Information, except to its directors, officers, employees, advisors or representatives of Institution with a need to know such Confidential Information to meet the said purpose and who are bound by confidentiality and non-use obligations in all material respects equal to those undertaken by Institution hereunder. Institution will maintain the Confidential Information consistent with the policies and procedures that Institution uses to protect its own confidential information of a similar nature and will notify Company immediately, and cooperate fully, at Company’s reasonable request, upon Institution’s discovery of any loss or compromise of the Confidential Information.

6.2 Exceptions. Institution’s obligations in Section 6.1 and elsewhere in this Agreement in relation to Confidential Information will not extend to any Confidential Information: (a) that is or hereafter becomes part of the public domain without breach of this Agreement; (b) that is received from a third party, other than an Affiliate of Company, not bound by confidentiality towards Company or its Affiliates; (c) that was known to Institution prior to receiving it from Company as evidenced by written record; or (d) that is developed by Institution without use or reference to the Confidential Information as evidenced by written record.

6.3 Authorized Disclosure. Institution shall be entitled to disclose the Confidential Information to the extent required by applicable law or court order. In such case, Institution shall, to the extent possible, furnish Company with written notice that the Confidential Information is proposed to be disclosed sufficiently in advance of the proposed disclosure so as to provide Company with reasonably opportunity to seek to prevent the disclosure of, or to obtain a protective order for the Confidential Information. Institution shall also make any required disclosure in consultation with Company. If such protective order or other remedy is not obtained, or if Company waives compliance with the provisions of this Agreement, Institution will furnish only that portion of the Confidential Information which is legally required.

6.4 Press Releases and Use of Name. Each Party shall keep the existence of, the terms of and the transactions covered by this Agreement confidential and shall not disclose such information to any other Person through a press release or otherwise, or mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld).

6.5 Principal Investigator’s Right to Publish. Company acknowledges that, as University will own the Results, it and its personnel will retain the right to publish the Results provided however that Company be supplied at least thirty (30) days in advance (or such less period as agreed by Company) with copies of all proposed publications and communications regarding the Results for the purposes of review. Notwithstanding the above, University agrees to defer publishing any such proposed publication for such reasonable period of time not exceeding 12 months, as determined by Company, if Company notifies University in writing within the said thirty (30) day period (or agreed lesser period) that it is of the opinion that such proposed publication could be detrimental to the legal protections by patent rights of any of the Results. If Company does not respond in writing to University within the said thirty (30) day period (or agreed lesser period) it shall be taken to have approved for publishing the relevant proposed publication.

7. TERMINATION

7.1 Term and Termination. This Agreement shall commence upon the Effective Date and shall continue until the Research is completed (the “Term”). The Parties may termination this Agreement by mutual agreement. A Party may also terminate this Agreement by notice in writing to the other Party if the other Party has commented a material breach of this Agreement and has not taken reasonable steps to remedy that breach or the effect of that breach within twenty (20) business days of receiving written notice to do so by the first mentioned Party.

7.2 Effect of Termination. Upon expiration or termination of this Agreement Institution shall promptly cease performing the Research. The expiration or termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to the expiration or termination and, except as otherwise expressly provided herein, shall not limit any rights or remedies which may be available by law or otherwise. Upon termination or expiration of this Agreement, Institution shall promptly (a) destroy all Materials, provided that Institution shall certify in writing to Company that such Materials have been destroyed; (b) at Company’s option, either destroy or return to Company all other Confidential Information received from the Company; and (c) provide Company with a final written report in accordance with Section 4.1 hereof.

7.3 Audit. Company shall be permitted to audit Institution’s relevant records during the Term and for three (3) years thereafter, for the purpose of confirming that Institution has fulfilled its obligations under this Agreement.

7.4 Survival. Sections 2.3, 2.4, 3.1(b), (c) and (d), 3.2, 4, 5, 6, 7.2, 7.3, 7.4, 8 and 10.4 shall survive the expiration or termination of this Agreement for any reason.

8. INDEMNIFICATION

8.1 Indemnification. In addition to any other remedy available to the Parties, each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party, its Affiliates and its and their respective officers, directors, partners, shareholders, employees and agents (the “Indemnified Party”) from and against any and all Loss incurred by the Indemnified Party to the extent resulting from, arising out of, or in connection with, (a) a material breach of any covenant in this Agreement by the Indemnifying Party, (b) the inaccuracy or material breach of any representation warranty made by the Indemnifying Party in this Agreement or (c) the enforcement of the Indemnified Party’s rights under this Section 8. The Indemnifying Party shall not admit liability on behalf of any Indemnified Party without that Indemnified Party’s prior written Consent.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Representation, Warranties and Covenants of University. Institution represents, warrants and covenants to Company that (a) it has full power and authority, and has taken all necessary actions and has obtained all necessary authorizations, licenses, consents and approvals required, to execute and perform this Agreement and (b) that neither it nor any Researcher has been debarred or is subject to debarment or has otherwise been disqualified or suspended from performing scientific or clinical investigations or otherwise subjected to any restrictions or sanctions by the FDA or any other governmental or regulatory authority or professional body with respect to the performance of scientific or clinical investigations (a “Debarred Person”), and University shall not use in any capacity, in connection with the Research, any Debarred Person.

9.2 Representation, Warranties and Covenants of Company. Company represents, warrants and covenants to Institution that it has full power and authority, and has taken all necessary actions and has obtained all necessary authorizations, licenses, consents and approvals required, to execute and perform this Agreement.

10. MISCELLANEOUS

10.1 Assignment. None of the rights or obligation of this Agreement may be assigned by Institution without the prior written consent of Company. Company may, without the consent of University, assign its rights pursuant to this Agreement to an affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business relating hereto. This Agreement shall be binding upon and enure to the benefit of each Party and its permitted successors and assigns. Company shall always have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates.

10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Victoria, Australia and the laws of Australia applicable therein.

10.3 Dispute Resolution. The Parties shall mutually consult in good faith in an attempt to settle amicably in the spirit of cooperation any and all disputes arising out of or in connection with this Agreement or questions regarding the interpretation of the provision thereof. Prior to the commencement of any legal proceedings, the Parties shall appoint their designated representatives, who shall have appropriate authority to meet and confer to use their best efforts to resolve the matter in issue within two months from the date of notification of either Party to the other of such dispute or question. Once this process has been exhausted, either Party may resort to whatever other action is available to it. Nothing in this Section is intended to prevent a Party from seeking urgent interlocutory relief before the Courts.

10.4 Notices. Any notices required or permitted under this Agreement shall be in writing shall specifically refer to this Agreement, and shall be sent by hand, recognized national courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the Parties:

If to Company:

ENDORECHERCHE INC.

2989, de la Promenade street,

Sainte-Foy, Quebec, G1W 2J5

CANADA

Attention: Dr Fernand Labrie

Fax: (418) 651-1856

E-mail: flabrie@___________

If to Institution:

MONASH UNIVERSITY

Department of Medicine

Alfred Hospital, Medical School Building

Prahan, Vic, 31_____

AUSTRALIA

Attention: Professional Susan R. Davis

Fax: (61 3) 9903 0828

E-mail: Susan.Davis@med.monash.edu.au

All notices under this Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section 10.4.

10.5 Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.

10.6 Equitable Relief. A breach by either Party may cause irreparable damage and the non-breaching Party will not be adequately compensated by monetary damages. In the event of a breach, or threatened breach the non-breaching Party shall be entitled to obtain equitable relief, whether preliminary or permanent, without the need to show irreparable harm or the inadequacy of monetary damages as a remedy. Nothing in this Section is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

10.7 Waiver. No waiver of or consent to depart from the requirements of any provision of this Agreement shall be binding against a Party unless it is in writing and is signed by the Party giving it. Such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it has been given. All rights and remedies are cumulative and do not exclude any other right or remedy provided by law or otherwise available.

10.8 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then, to the fullest extent permitted by applicable law and if the rights and obligations of any Party will not be materially and adversely affected; (a) such provision will be given no effect by the Parties and shall not form part of this Agreement, (b) all other provisions of this Agreement shall remain in full force and effect, and (c) the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by applicable law, the parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

10.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement. Each Party confirms that is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Schedules referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a party of this Agreement. No modification will be effective unless in writing and signed by authorized representatives of both Parties.

10.10 Convention for the International Sales of Goods. The Parties hereby specifically exclude the application of the Convention for the International Sales of Goods.

10.11 Language. The Parties hereto have requested that this Agreement and all notices given pursuant to be drafted in the English language. Les Parties aux présentes conferment et déclarent qu’elles ont demandé que cette Convention et les avis qui s’y rattachent socient rédigés en anglais.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the Effective Date.

ENDORECHERCHE INC.		MONASH UNIVERSITY

Per:	/s/ Dr. Fernand Labrie	Per:	/s/ illegible
Title:	President	Title:	illegible
Date:	23/12/05	Date:	20 December 2005

BAYSIDE HEALTH

		Per:	/s/ Graeme B. Ryan
		Title:	Director Research Strategy
		Date:	22/12/05

Read and acknowledged by the Principal Investigator
Professor SUSAN R. DAVIS

/s/ Professor Susan R. Davis
Professor Susan R. Davis

Date: 21 December 2005